Exhibit 99.2

Islet Sciences Appoints Michael Luther, Ph.D., MBA to Board of Directors

RALEIGH, NC (March 14, 2014) - Islet Sciences, Inc. (OTCBB: ISLT) today announced the appointment of Dr. Michael Luther, Senior Vice President of Discovery and Development at Albany Molecular Research, Inc. to Islet’s Board of Directors.

“Dr. Luther has deep experience in drug discovery and development, and brings to Islet significant scientific and business perspective.” said James Green, Islet’s CEO. “I expect Mike’s leadership experience from a wide cross-section of our industry will be a great asset for Islet and I look forward to working with Mike and the rest of our Board as we continue to pursue our mission of translating great science into positive outcomes.”

“I am delighted to join the Board of Islet, a cutting edge company focused on improving the lives of patients with metabolic disease,” said Dr. Luther. “I look forward to sharing my experience and contributing to the growth of the Company.”

Dr. Luther is an experienced life science executive with significant scientific and business credentials. At Albany Molecular Research, Mike is responsible for the strategic, operational, and business development activities for AMRI’s global discovery and development divisions including scientific oversight as well as P/L responsibility. Prior to his current position at AMRI, Dr. Luther was Corporate Vice President of Global Discovery Research Services at Charles River Labs. Dr. Luther has also previously served as the founding President of the David H. Murdock Research Institute, Vice President and Site Head at Merck-Frosst, and Vice President of High Throughput Biology at GlaxoSmithKline.  Dr. Luther earned a Ph.D. in biophysical chemistry from Washington & St. Louis University School of Medicine and was a MDA Post-Doctoral Fellow at the Salk Institute. Dr. Luther also holds a Master of Business Administration from the Duke University Fuqua School of Business.

About Islet Sciences

Islet Sciences, Inc., a biopharmaceutical company based in Raleigh, NC, is developing new medicines and technologies for the diagnosis and treatment of metabolic disease. The Company is developing an encapsulated islet cell transplantation therapy for the treatment of type 1 or insulin-dependent diabetes; first-in-class immune-modulating small molecule IL-12 inhibitors that protect insulin-producing beta-cells from cytokines responsible for cell destruction; and a PCR based molecular diagnostic measuring hypomethylated beta cell-derived DNA as a biomarker of beta cell loss for the diagnosis of type 1 diabetes or onset of insulin dependent type 2 diabetes. For more information, please visit www.isletsciences.com

Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements for Islet Sciences, Inc. reflect current expectations, as of the date of this press release, and involve certain risks and uncertainties.   Actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors.  Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the risks described in the Islet Science, Inc.'s reports filed with the Securities and Exchange Commission.  The Company’s further development is highly dependent on future medical and research developments and market acceptance, which is outside of the Company’s control.

Contact:
Investor Relations
Islet Sciences, Inc.
8601 Six Forks Rd, Suite 400
Raleigh, NC 27615
919.480.1518
info@isletsciences.com